EXHIBIT 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

March 20, 2026

Artelo Biosciences, Inc.

505 Lomas Santa Fe, Suite 160

Solana Beach, CA 92075

Re:	Registration on Form S-1 for Artelo Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), of up to 1,772,914 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,641,587 shares of Common Stock or pre-funded Common Stock purchase warrants (the “Pre-Funded Warrants”) to purchase 1,641,587 shares of Common Stock and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Registered Shares”); and (ii) warrants to purchase up to 131,327 shares of the Common Stock (the “Warrant Shares”) issuable to Craft Capital Management LLC (the “Placement Agent”) pursuant to a placement agent warrant (the “Placement Agent Warrant”). The Registered Shares are being issued pursuant to the terms of a securities purchase agreement to be entered into between the Company and each purchaser named therein (the “Securities Purchase Agreement”). The Placement Agent Warrant is being issued pursuant to the terms of a placement agency agreement to be entered into between the Company and the Placement Agent (the “Placement Agency Agreement”). The Company effected a one-for-three (1-for-3) reverse stock split of its issued and outstanding Common Stock effective March 10, 2026 (the “Reverse Split”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Placement Agency Agreement.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

March 20, 2026

3. Resolutions of the Board of Directors of the Company, relating to the Placement Agency Agreement, the registration and issuance of the Registered Shares, the Pre-Funded Warrants, the Placement Agent Warrant and the Warrant Shares, as certified by an officer of the Company as of the date hereof;

4. The form of the Securities Purchase Agreement;

5. The form of the Pre-Funded Warrant;

6. The form of the Placement Agent Warrant; and

7. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete, and (iii) the Reverse Split has been effectuated by all necessary filings with the Secretary of State of the State of Nevada. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Registered Shares and the Warrant Shares.

Based upon the foregoing, and subject to the limitations and exclusions set forth herein, it is our opinion that:

1. Issuance of the Registered Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Placement Agency Agreement, Securities Purchase Agreement and the Registration Statement (collectively, the “Transaction Documents”), including pursuant to the exercise of a Pre-Funded Warrant, will be validly issued, fully paid and nonassessable.

2. Issuance of the Pre-Funded Warrants and the Placement Agent Warrant has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Transaction Documents, the Pre-Funded Warrants and the Placement Agent Warrant will be validly issued.

March 20, 2026

3. Issuance of the Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Placement Agent Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your inclusion of this opinion as an exhibit to the Registration Statement shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CDOL/CETE